Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of the reference to our firm under the caption “Experts” and our reports dated June 2, 2011 (except for Note 2, as to which the date is October 20, 2011 and the “Stock Splits” section of Note 3, as to which the date is October 31, 2011), with respect to the consolidated financial statements and schedule of Groupon, Inc. in the Registration Statement (Form S-1 No. 333-174661) and related Prospectus of Groupon, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young

Chicago, Illinois

November 3, 2011